                                                                    Exhibit 2.16

                                  R E C E I P T

     THE UNDERSIGNED, AEROVOX INCORPORATED, a Delaware corporation ("Seller"), hereby acknowledges receipt from PARALLAX POWER COMPONENTS, LLC, a Delaware limited liability company ("Buyer"), of SIX MILLION SIX HUNDRED SIXTY FOUR THOUSAND AND NO/100 DOLLARS ($6,664,000), representing payment of the Purchase Price pursuant to that certain Amended and Restated Asset Purchase Agreement, dated as of April 18, 2002, between Buyer and Seller.

Dated: July 26th, 2002

                                                  AEROVOX INCORPORATED



                                                  By: /s/ ROBERT D. ELLIOTT
                                                      ---------------------